Filed Pursuant to Rule 433
Registration No. 333- 170923
April 6, 2011
PRICING TERM SHEET

7.625% Notes due 2041

Issuer:	The Republic of Hungary

Security:	7.625% Notes due 2041 (Re-opening)

Pricing Date:	April 06, 2011

Outstanding Amount:	US$750,000,000 (Before re-opening)

Re-opening Amount Offered:	US$500,000,000

Maturity Date:	March 29, 2041

Coupon:	7.625%

Interest Payment Dates:	Semi-annual on September 29 and March 29 in each year commencing September 29, 2011

Price to Public:	104.417%[1]

Benchmark Treasury:	UST 4.25% due November 15, 2040

Benchmark Treasury Yield:	4.561%

Spread to Benchmark Treasury:	270 bps

Yield:	7.261%

Expected Settlement Date (T+3):	April 11, 2011

CUSIP:	445545 AF3

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc.
BBB- by Standard & Poor’s Ratings Services
BBB- by Fitch Ratings, Ltd.

Joint Book-Running Managers:	BNP Paribas
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at +1 800 503 4611, Citigroup Global Markets Inc. at +1 877 858 5407 or BNP Paribas at +1 212 841 3487.

[1]	Plus accrued and unpaid interest, from and including March 29, 2011 to, but excluding, April 11, 2011, in the amount of $1,270,833.33.